Exhibit 2.2 Asset Purchase Agreement dated March 15, 2005 between Hennessy Advisors, Inc. and Michael L. Hershey

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into on this 15th day of March, 2005, by and between HENNESSY ADVISORS, INC., a California corporation (“Buyer”) and MICHAEL L. HERSHEY, an adult individual (“Seller”) (Buyer and Seller are hereinafter sometimes referred to collectively as the “Parties”).

RECITALS

A. Seller is a member of and the President of Landis Associates LLC (“Landis”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, and investment adviser to The Henlopen Fund, as defined herein.

B. Seller owns certain property, including his reputation, experience and goodwill used or useful in providing investment advisory services to The Henlopen Fund. Seller has no employment, non-competition or similar agreement with Landis that would restrict Seller from utilizing his reputation, experience and/or goodwill in competition with Landis at any time.

C. Seller has received substantial publicity and investor following based on decades of generating high returns on invested capital and has generated considerable personal goodwill through his development of a favorable reputation among the shareholders of The Henlopen Fund and other investment companies as well as in investment community and the industry generally.

D. Buyer wishes to acquire from Seller, and Seller wishes to sell to Buyer, his personal goodwill upon the terms and subject to the conditions hereinafter set forth.

E. The transactions contemplated by this Agreement are closing simultaneously with, and contingent upon, the transactions contemplated by the Landis APA and the execution and enforceability of the Hershey Non-Compete.

AGREEMENTS

In consideration of the foregoing premises and the covenants and agreements contained herein, Buyer and Seller, intending to be bound legally, agree as follows:

ARTICLE 1 DEFINED TERMS

The following terms shall have the following meanings in this Agreement (other terms shall be defined in the text of this Agreement).

“Affiliate” means a person or entity that directly or indirectly controls, is controlled by or is under common control with a specified person or entity.

“Agreement” means this Asset Purchase Agreement together with all schedules and exhibits attached hereto, and all amendments hereto and thereof.

“Closing” means the completion of those actions described in Section 8.2 and Section 8.3 of this Agreement.

“Closing Date” means the date of the Closing specified in Section 8.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Material Adverse Effect” means:

(a) with respect to Seller, an effect on the business, licenses, prospects or condition (financial or otherwise) of Seller that would materially and adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or materially and adversely affect the Buyer’s ability to advise or manage the investments of The Henlopen Fund; and

(b) with respect to Buyer, an effect on the business, licenses, prospects or condition (financial or otherwise) of the Buyer that would materially and adversely affect Buyer’s ability to advise or manage the investments of The Henlopen Fund or adversely affect the ability of Buyer to consummate the transaction contemplated by this Agreement; provided, however, that any condition materially and adversely affecting the mutual fund or investment management industries generally shall not be deemed to constitute a Material Adverse Effect.

“Net Assets” means the aggregate net asset value of The Henlopen Fund.

“The Henlopen Fund” means The Henlopen Fund, a Delaware business trust, as it presently exists and the Hennessy Cornerstone Growth Fund, Series II after it is reorganized or converted into such fund.

ARTICLE II PURCHASED ASSETS; PURCHASE PRICE

Section 2.1. Purchased Assets. On the Closing Date, Seller shall assign, transfer and convey to Buyer all of Seller’s goodwill relating to his role as adviser to The Henlopen Fund (the “Purchased Assets”).

Section 2.2. Purchase Price. Buyer shall make the following payments to Seller for the Purchased Assets:

(a) Definition. Subject to the potential adjustments provided for in Section 2.2(d), the “Purchase Price” shall be an amount equal to 1.125% of the value of the net assets of The Henlopen Fund at the close of business on the business day immediately preceding the Closing Date.

(b) Payment. On the Closing Date, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account designated by Seller in writing at least two days prior to the Closing Date.

(c) Allocation of the Purchase Price. The Parties agree that the Purchase Price shall be allocated to the Purchased Assets in accordance with Schedule 2.2(c) attached hereto. The Parties acknowledge that such allocation represents the fair market value of the Purchased Assets and shall be binding upon the Parties for federal tax purposes. Each Party covenants to report gain or loss or cost basis (as the case may be) in a manner consistent with Schedule 2.2(c) for federal and state tax purposes. The Parties shall exchange mutually acceptable and completed IRS Forms 8594, which the Parties shall use to report the transaction contemplated hereunder to the IRS in accordance with such allocation.

(d) Adjustment of the Purchase Price. Prior to the Closing Date, Seller shall, together with Landis, obtain an appraisal (the “Appraisal”) of (i) the Purchased Assets being sold pursuant to this Agreement, and (ii) the assets being sold contemporaneously to Buyer by Landis pursuant to the Asset Purchase Agreement between Landis and Buyer dated on or about even date herewith (the “Landis APA”), and (iii) the value of the covenants contained in the Non-Compete Agreement between Seller and Buyer dated on or about even date herewith (the “Hershey Non-Compete”). Seller shall, within two business days of receipt, send Buyer a copy of the Appraisal and any drafts thereof. Based on the results of the Appraisal, Buyer, Seller and Landis shall adjust the purchase prices of the assets being sold pursuant to this Agreement, the Hershey Non-Compete, and the Landis APA, respectively; provided, that the aggregate price shall remain unchanged (i.e., 2.25% of the value of the net assets of The Henlopen Fund at the close of business on the business day immediately preceding the Closing Date).

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.1. Authorization and Binding Obligation. Seller has all requisite power, right and authority to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by him hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer constitutes the legal, valid and binding obligation of Seller, enforceable against him in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 3.2. No Violations. The execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby (i) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a Material Adverse

Effect with respect to Seller or as will be cured or waived prior to the Closing Date; and (ii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller is a party or by which Seller may be bound, except as will not singly or in the aggregate have a Material Adverse Effect with respect to Seller or as will be cured or waived prior to the Closing Date.

Section 3.3. Consents; Governmental/Regulatory Authorities. Seller is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery and performance by Seller of this Agreement or the consummation of the transaction contemplated herein, other than notices, reports or other filings, authorizations, consents or approvals relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to the Seller.

Section 3.4. Sales or Transfer Taxes. The transactions contemplated by this Agreement shall not result in either Buyer or Seller incurring any liability for sales, use, transfer or purchase taxes or fees under the laws of any state.

Section 3.5. Full Disclosure. No representation or warranty made by Seller herein nor any certificate furnished or to be furnished by Seller pursuant hereto contains or, at the date of its delivery, will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact known to Seller and known by Seller to be required to make the statements herein or therein not misleading.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF Buyer

Buyer represents and warrants to Seller as follows:

Section 4.1. Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on the Buyer. Buyer has all requisite corporate power and authority to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder and thereunder.

Section 4.2. Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be affected by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 4.3. No Violations. The execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (i) will not conflict with any provision of Buyer’s articles of incorporation or by-laws; (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Buyer or as will be cured by waiver prior to the Closing Date; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or which Buyer is bound, except as will not singly or in the aggregate have a Material Adverse Effect with respect to Buyer or as will be cured or waived prior to the Closing Date.

Section 4.4. Consents; Governmental/Regulatory Authorities. Buyer is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery and performance by Buyer of this Agreement or the consummation of the transaction contemplated hereby, other than notices, reports or other filings, authorizations, consents or approvals relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to Buyer.

Section 4.5. Full Disclosure. No representation or warranty made by Buyer herein nor any certificate furnished or to be furnished by Buyer pursuant hereto contains or, at the date of its delivery, will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact known to Buyer and known by Buyer to be required to make the statements herein or therein not misleading.

ARTICLE V COVENANTS

Section 5.1. Covenants of Seller. Subject to Seller’s rights under Article IX, Seller shall not, without the prior written consent of Buyer, do any of the following: (i) share information concerning the Purchased Assets or The Henlopen Fund with, (ii) institute, continue, discuss, pursue or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with, or (iii) entertain or respond to any offer, inquiry, initiation or invitation from, any person or entity other than Buyer concerning any merger, disposition or sale of any of the Purchased Assets.

ARTICLE VI SPECIAL COVENANTS AND AGREEMENTS

Section 6.1. Fees and Expenses. Subject to Section 9.2 of the Landis APA, each of Buyer and Seller shall be responsible for paying all of its other expenses, including legal fees, incurred in connection with this Agreement and the transactions contemplated herein.

Section 6.2. Brokers. Seller and Buyer each represent to the other that, other than the retention of Davenport & Company LLC by Seller and Landis, they have not used any finder or broker in connection with the transaction contemplated by this Agreement. Buyer and Seller agree to indemnify and hold harmless the other party with respect to any claim or liability for any finders’ or brokers’ fees or commissions in connection with the transaction contemplated by this Agreement as a result of the indemnifying party’s conduct or alleged conduct upon which any such claim or liability is based.

Section 6.3. Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable best efforts to consummate the transaction contemplated hereby and to fulfill their obligations hereunder.

ARTICLE VII CONDITIONS

Section 7.1. Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date, or such earlier date as is enumerated hereafter, of each of the following conditions, which may be waived, in writing, in whole or in part by Buyer:

(a) Representations and Warranties. All representations and warranties of Seller shall be true, correct and complete at and as of the Closing Date as though such representations and warranties were made at and as of such time, unless the facts causing such representation or warranty not to be true, correct or complete could not reasonably be expected to have a Material Adverse Effect with respect to Seller, Buyer or The Henlopen Fund.

(b) Covenants and Conditions. Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Deliveries. Seller shall have made or stand willing and able to immediately make all the deliveries to Buyer set forth in Section 8.2.

(d) Covenants and Conditions to Landis APA Closing. All Conditions to Obligations of Buyer set forth in Section 7.1 of the Landis APA shall have been fulfilled or waived.

(e) Execution of Non-Compete. The Non-Compete shall have been executed by and between Seller and Buyer.

Section 7.2. Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date, or such earlier date as is enumerated hereafter, of each of the following conditions which may be waived, in writing, in whole or in part by Seller:

(a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete at and as of the Closing Date as though such representations and warranties were made at and as of such time, unless the fact causing such representation or warranty not to be true, correct or compete could not reasonably be expected to have a Material Adverse Effect with respect to Buyer.

(b) Covenants and Conditions. Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Deliveries. Buyer shall have made or stand willing and able to immediately make all the deliveries set forth in Section 8.3.

(d) Covenants and Conditions to Landis APA Closing. All Conditions to Obligations of Seller set forth in Section 7.2 of the Landis APA shall have been fulfilled or waived.

(e) Execution of Non-Compete. The Non-Compete shall have been executed by and between Seller and Buyer.

ARTICLE VIII CLOSING AND CLOSING DELIVERIES

Section 8.1. Closing. The Closing Date shall be five (5) business days after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement or such other date that is agreed to in writing by the Buyer and Seller. The Parties shall use their commercially reasonable best efforts to expedite Closing. Closing shall be held at the offices of Buyer’s counsel, or at such other place as shall be mutually agreed upon by Buyer and Seller.

Section 8.2. Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the Purchased Assets and a Bill of Sale reasonably satisfactory to Buyer.

Section 8.3. Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a) Purchase Price. The Purchase Price as provided in Section 2.2(a);

(b) Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer certifying that the conditions set forth in Section 7.2(a) and (b) have been satisfied; and

(c) Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by Buyer’s Secretary on its behalf certifying: (i) that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Buyer has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve the Buyer.

ARTICLE IX TERMINATION

Section 9.1. Termination Rights. This Agreement and, subject to the provisions of this Article IX, the obligations hereunder may be terminated and the transaction contemplated hereby abandoned:

(a) By Buyer if any of the conditions set forth in Section 7.1 hereof shall not have been satisfied or waived by Buyer as of the time for the Closing Date provided in Section 8.1, or as of such earlier date as is enumerated in Section 7.1; or

(b) By Seller if all of the conditions set forth in Section 7.2 hereof shall not have been satisfied or waived by Seller as of the time for the Closing Date provided in Section 8.1, or as of such earlier date as is enumerated in Section 7.2; or

(c) By Buyer or Seller if there is in effect on the Closing Date (or the latest permissible time for the Closing Date provided in Section 8.1) any judgment, decree or order that would prevent or make unlawful the Closing hereunder; or

(d) By mutual consent of Buyer and Seller.

Any termination of this Agreement pursuant to this Section 9.1 shall be effected by notice in writing to the other party.

Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to and in accordance with Section 9.1, the termination shall be without liability of any party, or of any Affiliate of such party, or any shareholder, director, trustee, officer, employee, agent, consultant or representative, of such party or of any of its Affiliates, to the other party to this Agreement; provided, however, that, if the termination shall result from the breach by a party of any covenant or agreement of such party contained in this Agreement, such party responsible for the breach shall be fully liable for any and all reasonable costs and expenses (including reasonable counsel fees and disbursements) sustained or incurred by the non-breaching party not to exceed $250,000.

ARTICLE X REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 10.1. Representations and Warranties. The representations and warranties contained in this Agreement shall survive until twelve months after Closing.

Section 10.2. Indemnification by Seller. Seller shall indemnify, defend and hold harmless the Buyer against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses of Buyer or The Henlopen Fund of which Buyer gives Seller notice pursuant to Section 10.4(a) on or before the expiration of the survival period as set forth above (including reasonable attorneys’ fees, costs of collection and other costs of defense) (collectively, “Damages”), arising from or in connection with any breach of any representation or warranty of Seller or any covenant by Seller contained in this Agreement or from any litigation, the basis of which relates to the period prior to the Closing Date except for such litigation as described in the Article III schedules to the Landis APA.

Section 10.3. Indemnification by Buyer. Buyer shall indemnify defend and hold harmless Seller against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses of which Seller gives Buyer notice pursuant to Section 10.4(a) on or before the expiration of the survival period as set forth above (including reasonable attorney’s fees and costs of collection and other costs of defense) (collectively, “Damages”) incurred or suffered arising from or in connection with any breach of any representation or warranty of Buyer or any covenant by Buyer contained in this Agreement, including any failure of Buyer to pay amounts owed to Seller pursuant to Section 2.2 hereof.

Section 10.4. Procedure for Indemnification. The procedure for seeking indemnification shall be as follows.

(a) The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim and (ii) if known, the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) business days after written notice of such action, suit or proceeding was given to Claimant. Such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement, unless (and only to the extent that) failure to give such notice materially prejudices the rights of the Indemnifying Party with respect to such actions or proceedings.

(b) Following receipt of notice from the Claimant of a claim for indemnification, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. Notwithstanding the election of the Indemnifying Party to assume the defense of such action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel if (a) in the reasonable judgment of the Claimant the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action include both the Indemnifying Party and the Claimant, and the Claimant shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Claimant); (c) the Indemnifying Party shall not have employed counsel satisfactory to the Claimant, in the exercise of the Claimant’s reasonable judgment, to represent the Claimant within a reasonable time after notice of the institution of such action; or (d) the Indemnifying Party shall authorize in writing the Claimant to employ separate counsel at the expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Claimant shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense, subject to attorney client privilege and confidentiality agreements. In any event, the Claimant, the Indemnifying Party and the Indemnifying Party’s counsel (and, if applicable, the Claimant’s counsel), shall cooperate (at no material cost to the Claimant other than the cost of Claimant’s counsel) in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant’s consent (which shall in any event not be unreasonably withheld) unless (i) there is no finding or admission of any violation of the rights of any person by the Claimant and no effect on any other claims that may be made against the Claimant and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e) The Claimant may not compromise any such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld.

(f) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, Affiliates and agents of the Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

(g) The indemnification obligations of Buyer and Seller under this Article X shall constitute the sole and exclusive remedies of Buyer and Seller for recovery of money damages after the Closing Date.

Section 10.5. Limitations.

(a) Neither Buyer nor Seller shall be liable to the other under this Article X for any damages until the aggregate amount of damages otherwise due the party being indemnified exceeds Twenty-Five Thousand Dollars ($25,000).

(b) Neither Buyer nor Seller shall have aggregate indemnity obligations in an amount in excess of fifty percent (50%) of the Purchase Price.

Section 10.6. Setoff. The Parties shall have the right to setoff payments otherwise due to the other Party hereunder based on claims, expenses, liability or damages covered by this Article X or otherwise; provided, however, that such rights shall first be subject to the decision of a mutually agreed upon mediator or arbitrator who may, pursuant to mutually agreed upon procedures, require the Party setting off amounts otherwise due to the other Party to pay such amounts pending the resolution of the disputes underlying such setoff.

ARTICLE XI MISCELLANEOUS

Section 11.1. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or on the date receipt is confirmed as set forth in the confirmation of the properly transmitted facsimile, and (iv) addressed as follows:

If to Seller:	Michael L. Hershey
c/o Landis Associates LLC
53 Henlopen Drive
Apartment 50
Lewes, DE 19958
FAX: 610-925-0417

with copies	(which shall not constitute notice) to:

McCarter & English, LLP
919 N. Market Street, Suite 1800
Wilmington, DE 19801
Attention: Michael P. Kelly, Esq.
FAX: 302-984-6399

If to Buyer:	Neil J. Hennessy
Hennessy Advisors, Inc.
The Courtyard Square
750 Grant Avenue, Suite 100
Novato, CA 94945
FAX: 415-899-1559

with copies (which shall not constitute notice) to:
Richard L. Teigen
Foley & Lardner LLP
777 East Wisconsin Avenue
37th Floor
Milwaukee, Wisconsin 53202
FAX: 414-297-4900

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1; provided that any facsimile should be sent to a number provided by the intended recipient.

Section 11.2. Publicity. All announcements, press releases and other communications concerning the transactions contemplated by this Agreement shall be made only after mutual agreement by the parties as to the content and timing thereof; provided, however, that nothing in this Section 11.2 shall prohibit Buyer or Seller from making such disclosure that it reasonably believes is required by law, including any applicable securities law or other legal disclosure obligations.

Section 11.3. Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign some or all of its rights and obligations under this Agreement to any member of the affiliated group of corporations of which Buyer is a part or to any purchaser of successor to Buyer’s business, provided that such assignee agrees in writing to be bound by the provisions of this Agreement. This Agreement is for the sole benefit of and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of any other person.

Section 11.4. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the substantive laws of (without regard to conflict of law principles), and the sole forum for the judicial resolution of any dispute arising under this Agreement shall be, the State of Delaware.

Section 11.5. Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

Section 11.6. Gender and Rules of Construction. All references in this Agreement to the masculine gender shall include the feminine and neuter genders, and vice versa, and all references to the singular shall include the plural, and vice versa. Any reference to any Section, Schedule or Exhibit contained in this Agreement shall refer to such Section, Schedule or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto” or “herein” in connection with such reference.

Section 11.7. Entire Agreement. This Agreement, all Schedules hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All Schedules required by this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

Section 11.8. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument. An electronic facsimile or photocopy of this Agreement shall be deemed an original and may be admitted in evidence for all purposes.

[Signature lines appear on following page.]

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

HENNESSY ADVISORS, INC.

By:	/s/
Neil J. Hennessy, President

/s/
MICHAEL L. HERSHEY

Schedule 2.2(c)

ALLOCATION OF PURCHASE PRICE

The Purchase Price Allocation will be based on the results of the Appraisal and the adjustment to the Purchase Price prior to the Closing, in the manner referenced in Section 2.2(d) of the Agreement.